Exhibit 10.38

PROPRIETARY INFORMATION LICENSING AGREEMENT

BETWEEN

USA DECK, INC.

AND

UNIVERSAL FOREST PRODUCT, INC.

PROPRIETARY INFORMATION LICENSING AGREEMENT

BETWEEN

USA DECK, INC.

AND

UNIVERSAL FOREST PRODUCT, INC.

This Proprietary Information Licensing Agreement (“Agreement”) is entered into as of the 31st day of March, 2003, by and between USA Deck, Inc., (“USA”), a corporation organized and existing under the laws of Delaware, with headquarters located at 1041 Cannons Court Woodbridge, Virginia 22191-1434 and Universal Forest Product, Inc., (“Universal”) a corporation, organized and existing under the laws of Michigan with headquarters located at 2801 E. Beltline N.E. Grand Rapids, Michigan 49525.

WITNESSETH

WHEREAS, USA is engaged in the marketing, modular fabrication, modular manufacture, sale design and installation (hereinafter these proprietary processes and activities are singularly and jointly referred to as the “Deck Process”) of prefabricated modular decks and decking products for the commercial and residential home remodeling industry; and

WHEREAS, USA has developed a substantial body of Intellectual Property necessary and useful in the Deck Process and which constitutes a valuable asset of USA;

WHEREAS, USA enjoys a special and high reputation in this field of industry with respect to its name and also with respect to trademarks identifying and distinguishing its products and the Deck Process; and

WHEREAS, USA owns or has the right to grant licenses with respect to its Intellectual Property relating to the Deck Process; and

WHEREAS, Universal desires to obtain from USA a limited right to utilize the Deck Process using USA’s Intellectual Property;

NOW, THEREFORE, in consideration of their mutual promises and undertakings hereinafter set forth, the parties intending to be legally bound hereby, do covenant and agree that the above recitations shall be part of this agreement, and hereby further agree as follows:

Section 1. Definitions

For the purpose of this Agreement:

(1)	“Annual Year” means a period which continues for twelve consecutive months. The first Annual Year of this Agreement begins on the Effective Date and ends twelve consecutive months thereafter, at which time, and as applicable, the next Annual Year begins.

(2)	“Effective Date” means the date on which this Agreement is executed by the parties hereto. If execution takes place on different dates, the later date shall be the Effective Date.

(3)	“Expiration Date” is the date eighty-four months from the Effective Date.

(4)	“Home Depot Store” means any “Home Depot” retail location within a Market Zone.

(5)	“Home Depot” means The Home Depot U.S.A., Inc.

(6)	“Intellectual Property” means the Deck Process and all related information which is not general common knowledge and shall include, but shall not be limited to, installation methods, manufacturing methods, manufacturing set-up and guidance, deck design principles, familiarization with ancillary and accessory items, timber specifications, site surveys, costing methods, sales methods, advertising and lead generation methods, designs, drawings, CAD blueprint libraries, specifications, test data, charts, graphs, operation sheets, bills of materials and other technical information, quality studies, prices, catalogues, advertising, production data, specialized know-how, skill, and other application information, relating to the marketing, manufacture, use, and sale of Product which is owned or controlled by USA, as now existing or as hereafter developed or modified by either USA or Universal.

(7)	“Market Zone(s)” means those geographical areas designated and granted to Universal in the Universal SF&I by Home Depot, as such geographical areas may change from time to time by Home Depot and / or by amendment to the Universal SF&I. Notwithstanding the foregoing, Market Zones shall not include the USA Zones.

(8)	“Product” means prefabricated modular decks and decking accessories, including prefabricated modular deck railings and prefabricated modular deck stairs.

(9)	“Term of this Agreement” means the period between the Effective Date hereof and the Expiration Date.

(10)	“Universal SF&I” means Universal’s SF&I Program Installer Agreement with Home Depot in existence as of the Effective Date, as such may be amended from time to time.

(11)	“USA Zones” means the states of Virginia, Maryland, Eastern Pennsylvania, Delaware, the lower metropolitan New York City region including Staten Island, and the District of Columbia. This term also includes the “Mid Atlantic” territory as defined by Home Depot and the territories represented by Home Depot’s defined market zones 43, 176, 10, 20, 15, 34, 39, 65, 66, 68, 86, 93, 111, 112, 116, 177, 191, 202, 260, and 272 (“USA Sub-Zones”). Notwithstanding the forgoing, the USA Sub-Zones shall not include any market zone in which USA is not directly engaging in business.

(12)	“Trademarks” means the following trademark(s):

Country of Registration	Registration Number	Mark
United States	1,489,348	Designer Decks
United States	1,519,195	Designer Decks
United States	1,490,192	Designer Decks (Stylized “D”)
United States	1,410,546	Designer Decks (Design)
United States	2,005,787	Invisanail

(13)	“Licensed Patents” means the following patent(s):

Country of Patent Rights	Patent Number	Title
United States	4,622,792	Modular Deck Structure And Method For Constructing Same
United States	5,664,381	Construction Nailing Method And Structures

Section 2. The Grant

(1)	For the duration of this Agreement and upon the conditions hereinafter more specifically set forth, USA hereby grants to Universal the exclusive right to utilize the Deck Process in conjunction with the Intellectual Property for the sale, furnishing and installation of Product in the Market Zones.

(2)	For the duration of this Agreement USA hereby grants to Universal the exclusive right to use the Trademarks in the Market Zones on the Product manufactured and sold by Universal under the license granted in Paragraph (1) of this Section (2) on such Product, subject to the terms and conditions hereinafter set forth.

(3)	For the duration of this Agreement USA hereby grants to Universal the exclusive right in the Market Zones to utilize the Deck Process to fabricate and manufacture the Product under the Licensed Patents in the Market Zones under the license granted in Paragraph (1) of this Section (2) on such Product, subject to the terms and conditions hereinafter set forth.

(4)	Except as otherwise set forth herein, Universal shall have no right (i) to permit or subcontract others to use the Deck Process or the Intellectual Property for Universal; (ii) to disclose to or permit or sublicense others to use the Deck Process or the Intellectual Property; (iii) to use the Intellectual Property or the Deck Process in connection with the manufacture, use or sale of equipment or goods manufactured by Universal other than Product, except for incidental use; or (iv) to use the Intellectual Property or the Deck Process outside of the Market Zones.

(5)	USA represents that it has the complete and unrestricted right to grant to Universal the rights in the Intellectual Property as set forth in this Agreement, and that the modular decking system specifications and design methods which are part of the Intellectual Property are suitable for the construction of residential decks, subject to proper site design, fabrication, installation and other job-specific related variables. USA further represents it has the authority and ability to grant to Universal the utilizations to the Trademarks and Licensed Patents as set forth herein.

Section 3. Transfer

USA will furnish to Universal, with the least possible delay following the Effective Date, all Intellectual Property which USA may have on hand in documentary form on the Effective Date relating to Product. Nothing contained herein shall be construed as requiring USA to perform any act in conflict with the laws of the United States of America pertaining to the export of technical information or data.

Section 4. Manufacturing Assistance

(1)	During the term of this Agreement, at the written request of Universal, USA will send competent representatives to visit Universal’s manufacturing plant or plants for the purpose of assisting and advising Universal in connection with the Deck Process. The identity and number of such representatives and the date and duration of each such visit shall be such as USA and Universal may mutually agree to be necessary. USA shall not be required to provide more than twenty days of personnel support per Annual Year. Universal shall pay a daily assistance fee of $600.00 per person for such advisory services, plus all reasonable traveling, living and other costs and expenses of such representatives.

(2)	Universal shall have the right, at its own cost and expense and without any cost or expense to USA, to send competent representatives to USA to study at reasonable times and in a reasonable manner, the manufacturing methods and processes employed by USA in its commercial manufacture of Product. The identity and number of such representatives and the date and duration of each such visit shall be such as USA and Universal may mutually agree to be necessary. During such visits, USA shall permit Universal’s representatives to exercise, and shall assist them in exercising, the rights granted to Universal pursuant to this Section 4 and shall permit them to have, and shall assist them in having, such discussions and practical observations as may be necessary with competent representatives of USA relating to the manufacturing methods and processes employed by USA with respect to Deck Process. Universal shall indemnify USA from any liability which might be asserted or claimed against USA arising out of said visits by Universal’s representatives, including personal injury to or property damage of such representatives.

Section 5. Protection of Industrial Property

(1)	Universal expressly acknowledges and agrees that, except in the Market Zones and to the extent of the grant set forth in Section 2, Paragraph (1), it does not acquire under this Agreement any rights in or to the use of the Trademarks or Licensed Patents or the Intellectual Property or the Deck Process used or adopted in connection with Product or otherwise by USA anywhere in the world.

(2)	Universal further undertakes that it may not at any time contest anywhere in the world ownership of any of the Trademarks, Licensed Patents, Intellectual Property or Deck Process rights of USA.

(3)	Upon termination of this Agreement, Universal shall promptly deliver free of charge to USA all materials, including signs, advertising and catalogs containing the trademarks and tradenames of USA, which are in the possession of Universal or its employees and Universal shall desist from making further use of these materials.

Section 6. Protection and Ownership of Intellectual Property

(1)	All Intellectual Property furnished to Universal hereunder remains the property of USA.

(2)	Universal agrees to keep all Intellectual Property confidential. Universal may not, without written consent from USA, communicate or allow to be communicated any Intellectual Property to anyone except to its wholly owned subsidiaries, officers, employees, agents or subcontractors and only to such extent as may be necessary for the proper manufacture and sale of the Product in accordance with this Agreement. Universal agrees to take all necessary precautions in a manner acceptable to USA to keep said Intellectual Property and the Deck Process secret and to restrict its use as aforesaid.

(3)	Universal agrees that any reproduction, notes, summaries or similar documents relating to the Intellectual Property supplied hereunder immediately upon their creation become and remain the property of USA. Universal shall be responsible for ensuring from persons to whom authorized disclosure of Intellectual Property is made that such persons shall treat all Intellectual Property supplied hereunder as confidential and to restrict its use in the manner provided in this section.

(4)	All copies of any information delivered to Universal relating to USA pursuant hereto shall, upon the written request of USA, be promptly returned to USA in the event that this Agreement is terminated. Universal agrees that USA’s confidential information shall not be used or disclosed, unless such disclosure is required by law, by Universal for any purpose other than as contemplated by this Agreement. For purposes of this Section, “confidential” information does not include information which: (a) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section; (b) was known by Universal on a non-confidential basis prior to the disclosure thereof; or (c) becomes available to Universal on a non-confidential basis from a third party who is not known by Universal to be bound by a confidentiality agreement with USA, or is not otherwise prohibited from transmitting the information to Universal.

(5)	All copies of any information delivered to USA relating to Universal pursuant hereto shall, upon the written request of Universal, be promptly returned to Universal in the event that this Agreement is terminated. USA agrees that Universal’s confidential information shall not be used or disclosed, unless such disclosure is required by law, by USA for any purpose other than as contemplated by this Agreement. For purposes of this Section, “confidential” information does not include information which: (a) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section; (b) was known by USA on a non-confidential basis prior to the disclosure thereof; or (c) becomes available to USA on a non-confidential basis from a third party who is not known by USA to be bound by a confidentiality agreement with Universal, or is not otherwise prohibited from transmitting the information to USA.

(6)	It is understood by and between the parties hereto that the foregoing covenants are essential elements to the relationship between the parties, The parties agree that an award of damages alone for breach of this provision would be inadequate protection for the other party, as the injury would be irreparable, and therefore that equitable or injunctive relief is appropriate as well.

Section 7. Quality Control, Trademark Use and Goodwill

(1)	Universal shall report promptly to USA any changes in the design, specifications, material or similar characteristics of the Product, or any of them.

(2)	Universal shall maintain the highest standards of quality and workmanship in its manufacture of Product.

(3)	Universal shall permit the duly authorized representatives of USA to inspect during normal working hours the plant of Universal, the process of manufacture of the Product, and any Product manufactured by Universal and cause to be inspected by them the plant of any contract manufacturer producing the Product or any part thereof.

(4)	So long as Universal is licensed under Section 2 hereof, Universal agrees that a plate shall be affixed to each such Product on an outward facing post or rail or otherwise in a place to be designated by USA, and which shall conspicuously and permanently display the mark “Designer Decks®” followed by the patent numbers of the Licensed Patents.

(5)	Universal hereby acknowledges that the Trademarks are lawful trademarks and that they are the sole and exclusive property of USA. Universal agrees that it will not at any time during the term of this Agreement, or thereafter, become a party, directly or indirectly, in any country, to the contesting of, or the impairing of, the validity, goodwill or value of the Trademarks or any applications or registrations governing the Trademarks, or of USA’s title to the Trademarks. Universal agrees that it will provide written notice to USA if it learns of any third-party contesting of the validity, goodwill or value of the Trademarks or any applications or registrations governing the Trademarks, or of USA’s title to the Trademarks. Universal acknowledges that it shall have only those rights to use the Trademarks which are provided for under the terms of this Agreement. Universal will not directly or indirectly obtain or attempt to obtain in any country during the continuance of this Agreement or at any time thereafter, any right, title or interest, by registration, copyright or otherwise in or to any trademarks, trade names, insignia or designation, or combination thereof, used or owned by USA in any part of the world, except with the written consent of USA.

(6)	Immediately upon termination of this Agreement or of Universal’s license under Section 2 hereof for any reason, Universal will discontinue use and/or display in any manner whatsoever of the Trademarks and will not subsequently adopt and/or use any trademark, service mark, trade name or the like, which would be likely to cause confusion with the Trademarks.

Section 8. License Fees

Universal shall pay to USA a license fee of One Hundred Fifty Thousand Dollars ($150,000.00) upon the Effective Date.

Section 9. Royalty Fees

Universal shall pay to USA a royalty fee of Fifty Dollars ($50.00) (the “Threshold Royalty Fee”) for each and every deck sold by Universal, regardless of installation of said deck, under the Universal SF&I, so long as the deck is partially or completely elevated above ground, but regardless of whether the deck is a pre-fabricated modular deck or not. Universal further guaranties as follows:

(1)	For the second Annual Year, in those Market Zones determined by the parties to have a 12-month selling season (the “12-Month Market Zones”), the Threshold Royalty Fee shall be no less than an amount equal to 12.5 decks per Home Depot Store, per 12-Month Market Zone. Exhibit A, attached hereto and made a part hereof, sets forth the agreed upon 12-Month Market Zones.

(2)	For the second Annual Year, in those Market Zones determined by the parties to have a 9-month selling season (the “9-Month Market Zones”), the Threshold Royalty Fee shall be no less than an amount equal to 8.25 decks per Home Depot Store, per 9-Month Market Zone. Exhibit A sets forth the agreed upon 9-Month Market Zones.

(3)	For the third Annual Year and each Annual Year thereafter, in the 12-Month Market Zones, the Threshold Royalty Fee shall be no less than an amount equal to 25 decks per Home Depot Store, per 12-Month Market Zone.

(4)	For the third Annual Year and each Annual Year thereafter, in the 9-Month Market Zones, the Threshold Royalty Fee shall be no less than an amount equal to 17 decks per Home Depot Store, per 9-Month Market Zone.

(5)	There shall be no guaranteed minimum royalty fees in any Market Zone determined by the parties to have less than a 9-month selling season (the “Short Market Zones”) nor in any Market Zone determined by the parties to not be conducive to the sale of prefabricated modular decking (the “No Sale Market Zones”). Any decks sold in either the Short Market Zones or the No Sale Market Zones shall nonetheless be subject to the Threshold Royalty Fees. Exhibit A sets forth the agreed upon Short Market Zones and the No Sale Market Zones.

(6)	The total of Threshold Royalty Fees paid during an Annual Year shall be credited against the total guaranteed minimum royalty fees required for that same Annual Year.

(7)	Universal shall notify USA in writing within 30 days of the grant of any new Market Zone under the Universal SF&I, which new Market Zone shall automatically become subject to this Agreement. Universal’s notification to USA shall also state the “classification” into which the new Market Zone shall be placed (the 12-Month Market Zones, 9-Month Market Zones, etc. . ) which classification USA shall have 15 days to object to in writing. If USA does not object to the proposed classification, Exhibit A to this Agreement shall be deemed to be amended by Universal’s notification as applicable to reflect the new Market Zone. If USA does object to the proposed classification by Universal, the parties agree to work in good faith to resolve the classification dispute within 10 business days of USA’s objection or submit the matter to the dispute resolution procedures set forth in Section 25.

(8)	For any new Market Zone granted to Universal following the Effective Date, and which classification the parties agree to, the timing schedule for the guaranteed minimum royalty fees set forth in this Section will begin to run as of the date of grant of the new Market Zone to Universal.

(9)	The guaranteed minimum royalty fees described in this Section shall remain in full force and effect so long as Universal continues any utilization of the Intellectual Property.

(10)	All payments described in this Section are to be gross payments and shall be made without deduction, other than such tax or other amount that Universal is required to deduct or withhold by law, and in regard to any such deduction Universal shall use all reasonable endeavors to assist USA to claim recovery or exemption under any double taxation or similar agreement, and evidence as to the payment of any such tax or sum withheld shall be provided by Universal to USA.

Section 10. Accounting for Fees and Payment

(1)	Threshold Royalty Fees shall be calculated on a quarterly basis based on a calendar year, and each quarter’s royalty fees shall be paid within 30 days after the end of that quarter. Guaranteed minimum royalty fees, if applicable, shall be calculated and paid within 30 days after the close of each applicable Annual Year.

(2)	Universal shall pay USA’s invoices for any representative services under Section 4 within thirty (30) days after the date of the invoice.

(3)	Universal shall pay USA interest at the rate of 1.5 percent per month from the due date on any payment due hereunder not received by USA on the due date.

(4)	Unless otherwise directed by USA in writing, payments shall be made to USA by wire to a bank in the United States designated by USA in writing in United States dollars.

(5)	Universal shall at all times during the continuance of this Agreement keep at its usual place of business complete sales records and make true and correct entries therein at the earliest opportunity for the purpose of showing the quantity and selling prices of each distinct Product sold by it directly or indirectly per Market Zone and Home Depot Store. USA shall have the right at any reasonable time, by its authorized representatives, to examine said sales records for the purpose of and to the extent necessary for verifying the accuracy of Universal’s performance under this Agreement.

Section 11. Opt-Out Option and Alternative Rights of Use

(1)	Notwithstanding anything to the contrary contained herein, Universal may choose to permanently opt out of any Market Zone existing as at the Effective Date or granted following the Effective Date (“Opt Out Zones”). Exhibit A sets forth the agreed upon Opt Out Zones as of the Effective Date.

(2)	Universal shall notify USA of any new Opt Out Zones within 30 days of Universal’s election, but in any event at least 15 days prior to its cessation of activity in Market Zone under this Agreement.

(3)	Universal shall not have any rights to the Intellectual Property or the Deck Process, nor any Threshold Royalty Fee obligations, in any Market Zone which it has elected to opt out of.

(4)	Should Universal cease its relationship with Home Depot in any Market Zone, Universal shall then have 30 days to notify USA of its election to continue its use of the Intellectual Property and the Deck Process in that Market Zone, on a non-exclusive basis, subject to the Threshold Royalty Fee obligation of this Agreement but the Threshold Royalty Fee shall be calculated on all decks thereafter sold by Universal in such Market Zone as opposed to decks sold in Home Depot Stores in such Market Zone. Universal guarantees that the annual Threshold Royalty Fee in any such Market Zone, pro rated for the first year as applicable, shall be no less than an amount equal to 25 decks per Home Depot Store existing in that Market Zone.

Section 12. First Refusal

Universal is hereby granted a right of first refusal to any new territory in which USA seeks to license its Intellectual Property for the Deck Process. This right shall expire twelve months from the Effective Date. USA shall notify Universal of any new territory USA seeks to license. The notice shall include a statement of the time within which Universal must act to exercise it’s right of first refusal. To exercise the right of first refusal, Universal shall within 15 days of USA’s notification give notice to USA of Universal’s commitment to include such new territory under this Agreement. Any new territory so included shall be subject to Threshold Royalty Fees provided for in Section 9 as well as the guaranteed minimum royalty fees of Section 9. The timeline for such guaranteed minimum royalty fees will begin to run as of the date of Universal’s election to exercise this right of first refusal. This right of first refusal shall not apply to any Market Zone which Universal has opted out of in accordance with Section 11.

Section 13. Indemnification and Release

(1)	Universal shall indemnify USA and hold it harmless against and from any liability, claims, damages, and / or expenses whatsoever in any way arising directly or indirectly out of Universal’s manufacture, distribution, marketing, service, testing, sale, installation or use of the Product or the Deck Process and Universal hereby further releases USA from any such liability, claims, damages or expenses.

(2)	Nothing contained in this Agreement shall be construed as:

(a) Requiring the filing by USA of any trademark or patent application, the securing or maintaining of any trademark or patent in force after the Effective Date. Notwithstanding the forgoing, USA shall take such steps as it deems reasonable to protect its Trademarks and Licensed Patents;

(b) A warranty or representation by USA as to the validity or scope of any patent;

(c) A warranty or representation by USA that any manufacture, sale, or use hereunder will be free from infringement of patents or trademarks owned by others than USA, provided, however, USA shall cooperate with and render reasonable assistance to Universal in the defense of any patent or trademark infringement action on terms mutually acceptable to the parties;

(d) Conferring by implication, estoppel or otherwise upon Universal any license or other right under any patent or trademark except rights expressly granted hereunder to Universal; or

(e) Other than as specifically set forth in Section 2(5), a warranty by USA as to the accuracy, sufficiency or suitability for use of the Intellectual Property or Deck Process licensed and made available hereunder or for the quality or quantity of any Product or processes made by the use thereof, and USA assumes no responsibility or liability, including liability for consequential damages or loss of profit, which might arise out of the use by Universal of said information.

Section 14. Improvements

(1)	Any inventions, improvements, modifications, patents or patent applications made or acquired by Universal applicable to the Product shall be immediately and fully disclosed by Universal to USA. USA shall have prior approval, which approval must be made in writing, to any changes in designs, techniques, procedures, Product and Product parts. Universal shall grant and hereby grants to USA a complete, worldwide, unrestricted, irrevocable right and license, together with the right to sublicense others, under all of said inventions, improvements, patents and patent applications for the full term of said patents. USA’s license shall be non-exclusive.

(2)	In the event Universal does not wish to file patent applications on any of such inventions and improvements, it will so notify USA prior to any public divulging thereof and upon the request of USA, execute and procure the execution of any and all patent applications and all papers necessary or desirable to enable USA to protect such inventions or improvements and whatever assignments or transfer instruments are necessary or required to effectuate ownership of the rights in USA in any and all countries of the world which USA may elect. Any expense incurred in the prosecution of such patent applications by USA shall be borne by USA. It is agreed that Universal shall have the right to use in the Market Zones such patent or patents non-exclusively and free of charge for the full term of said patent or patents.

Section 15. United States Government Regulations

(1)	Universal agrees that it will not, without the prior written consent of USA, sell, lease or make available any of the Product, or disclose or sublicense any of the Intellectual Property or Deck

Process to any person, or any government or agency of any country, if such sale, lease, shipment, disclosure or sublicense would be regarded by the United States Government as a breach of the Foreign Assets Control Regulations or the Transaction Control Regulations.

(2)	It is further understood that Universal will obtain from any customer or subcontractor or supplier, if so requested by USA, a declaration that none of the Product or Intellectual Property or Deck Process will be sold, conveyed, leased or revealed to any person or movement agency against the provisions of the applicable United States laws and regulations and the grant conveyed herein.

Section 16. Duration and Termination

(1)	This Agreement shall terminate upon the Expiration Date unless otherwise agreed to by the parties or sooner terminated as herein provided.

(2)	This Agreement will be deemed to have terminated in the event Universal opts out of each and every Market Zone in accordance with the terms of Section 11.

(3)	This Agreement will be deemed to have terminated in the event Universal is substantially prevented from utilizing the Deck Process or the Intellectual Property due to infringement or similar claims against the USA Licensed Patents or Trademarks.

Section 17. Defaults and Waivers

In the event either party shall be in default by failing to observe or fulfill any condition or representation of this Agreement (the “Defaulting Party”), the other party (the “Non Defaulting Party”) shall have the right to serve upon such Defaulting Party a written notice specifying such default, requesting the remedying thereof within thirty (30) days from the date of said notice. If such default is not satisfactorily remedied within said period, the Non Defaulting Party may serve the Defaulting Party with a written notice of immediate termination of this Agreement, upon which all rights and licenses, except those which are irrevocable or which may have accrued hereunder at the date of such notice, shall be cancelled, and each party will execute whatever documents may be necessary to return the rights or property of the other party which may have been acquired hereunder. The Non Defaulting Party may choose to submit the issue to the dispute resolution procedures of Section 25, rather than terminating this Agreement. No waiver of any of the terms and conditions of this Agreement shall be binding or effectual for any purpose unless expressed in writing and signed by the party hereto giving the same, and any such waiver shall be effective only in the specific instance and for the purpose given. No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 18. Insolvency or Change in Control

(1)	In the event that Universal shall be either deemed insolvent, make an assignment for the benefit of a creditor, or be legally obliged to cease to trade or to wind-up its affairs and go into liquidation, USA shall be entitled to give written notice terminating this Agreement forthwith without prejudice to the rights of either USA or Universal which may have accrued hereunder at the date of such termination.

(2)

Universal shall, in the event that the effective control of Universal passes from the hands of the persons, firms or corporations in whose hands it is at the date of this Agreement, inform USA in writing forthwith of any such change in control. Should such change in control pass control into the hands of some party which USA in its reasonable judgment considers would not be commercially or otherwise favorably or impartially disposed towards the business interest of USA (including the continued exploitation of sales of the Product under this Agreement), USA shall be entitled by notice in writing to terminate this Agreement forthwith without prejudice to rights already accrued hereunder.

Section 19. Relationships

It is understood that in giving effect to this Agreement, Universal shall not be a partner, agent, franchisee or employee of USA for any purpose and that its relationship to USA shall be that of an independent contractor. Universal shall not have the right to enter into contracts, nor incur expenses or liabilities, on behalf of USA.

Section 20. Force Majeure

Neither party shall be liable for failure to perform its part of this Agreement when the failure is due to causes beyond its reasonable control such as, but not limited to, fire, flood, strikes, labor troubles or other industrial disturbances, inevitable accidents, war (declared or undeclared), embargoes, blockades, legal restrictions, riots, insurrections or governmental regulations.

Section 21. Effect of Termination

Upon termination or expiration of this Agreement, Universal promises:

(a) To cease all manufacture and sale of the Product;

(b) To cease the use of all Intellectual Property, the Deck Process and the Licensed Patents;

(c) To take all action necessary (i) to transfer to USA or (at USA’s option) to cancel any and all rights Universal may have to use the Intellectual Property, Deck Process and Licensed Patents and (ii) to provide USA with suitable evidence of such cancellations if USA exercises its option to demand them;

(d) To return to USA all documents (including but not limited to any reproductions, notes or summaries), models and other materials relating to the Intellectual Property, Deck Process and Licensed Patents;

(e) To not withhold any moneys accrued, due and payable by Universal to USA hereunder, on the ground of a dispute arising out of or in relation to this Agreement and as set-off against any claim for damages sought to be put forward by Universal; and

Section 22. Nonassignability

This Agreement and each and every covenant, term and condition herein is binding upon and inures to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any rights hereunder may be assigned or sublicensed, directly or indirectly, voluntarily or by operation of law, by Universal without first receiving the prior written consent of USA. Notwithstanding the forgoing, Universal shall have the right, subject to the consent of USA, which consent shall not be unreasonably withheld, to sublicense its rights hereunder subject to terms and conditions customary for sublicensing agreements, all to be negotiated in good faith between the parties and set forth in an agreed-upon sublicensing agreement by and between Universal and its intended sublicensee, to which USA shall be a third-party beneficiary. Under no event shall any sublicense agreement release Universal from its obligations and responsibilities set forth in this Agreement. USA shall in no event be required to consent to any sublicense agreement where, in the opinion of USA’s counsel, such agreement could be deemed to create a franchise relationship for USA.

Section 23. Notices and Payments

Until further notice, to be legally effective any payment or notice which the parties are required or permitted to give to each other pursuant to any of the provisions of this Agreement shall be sent by certified and registered airmail or by overnight or second day delivery via an internationally recognized carrier such as Federal Express or UPS to the other party at the following address set after its name:

USA Deck, Inc.	Universal Forest Product, Inc.
1041 Cannons Court	2801 E. Beltline N.E.
Woodbridge, Virginia 22191-1434	Grand Rapids, Michigan 49525

Attn: Daniel L. Betts, President	Attn: Kent Bathurst, V.P.

The effective date of any such notice shall be two days following date of mailing.

Section 24. Restrictive Covenants

Upon the Effective Date and for a period of two (2) years following the termination of this Agreement for any reason, Universal (for itself and any affiliate or subsidiary) shall not directly or indirectly: invest in, own, render consulting services to, or operate any entity that engages in the manufacture, sale or installation of Product. Notwithstanding the foregoing, this non-competition restriction shall run for a period of five (5) years in the USA Zones and any other state or geographical area in which USA is operating in directly or through a licensee (other than through Universal) as of the date of termination of this Agreement for any reason. Furthermore, upon the Effective Date and for a period of five (5) years following the termination of this Agreement for any reason, Universal (for itself and any affiliate or subsidiary) shall not, and shall cause its affiliates, successors and assigns not to, hire or directly solicit for hire any person then an employee of USA. It is agreed that the period of time during which Universal is prohibited from engaging in such practices pursuant to this section shall be extended by any length of time during which Universal is in breach of this section. Notwithstanding the foregoing, this Noncompetition clause shall not prohibit any party from owning a one percent (1%) or less interest in any company whose shares are traded on any public securities exchange.

It is understood by and between the parties hereto that the foregoing covenants are essential elements to the relationship between the parties. The parties agree that an award of damages alone for breach of this provision would be inadequate protection for USA, as the injury would be irreparable, and therefore that equitable or injunctive relief is appropriate as well. In addition, the parties agree that USA shall be entitled to collect its reasonable attorney’s fees if it should prevail in an action for breach of the covenants of this section.

Section 25. Dispute Resolution

The parties agree that any controversy other than a claim for injunctive relief (“Dispute”) arising out of this Agreement shall be resolved in accordance with the following procedures. A Dispute may include, without limitation, any claim with respect to either party’s obligations or its performance, failure to perform, adequacy of performance or good faith exercise of its rights under the Agreement. The parties shall endeavor in good faith to promptly, reasonably, and equitably settle all Disputes on an informal basis in the normal course of business. All Disputes which the parties cannot so settle in the normal course of business shall be negotiated and mediated in accordance with this Section.

Either party (the “initiating party”) may commence a negotiation of a Dispute (“Negotiation”) by serving on the other party (the “responding party”) a written statement of the nature and substance of the Dispute, a brief summary of its position with respect to the Dispute, its justifications therefor, and its proposal for resolution of the Dispute. Within ten (10) days, the responding party shall prepare and serve on the initiating party a written statement of its position in response. These position papers may be served in accordance with the notice provisions of this Agreement to the authorized representatives of the parties (“Executives”).

Within fourteen (14) days of exchanging position papers, the parties shall conduct a face-to-face or telephonic meeting of the Executives and appropriate members of their respective management teams with knowledge of the matters underlying the Dispute and full authority to resolve the Dispute. If the Executives cannot agree to a resolution of the Dispute within five (5) days thereafter, they may continue discussions or either party may invoke the mediation procedures set forth hereafter by giving notice to the other party.

Either party may invoke non-binding mediation (“Mediation”) upon conclusion of the Negotiation procedures described above by serving a notice of mediation on the other party and proposing a mediator. The other party shall respond within five (5) business days advising as to whether the proposed mediator is acceptable and, if not, proposing an alternative mediator. If the parties cannot agree within an additional two (2) business days to an acceptable mediator, then on the second business day after delivery of the other party’s response, each party shall concurrently deliver to the other by an overnight delivery service of general commercial use and acceptance (such as Airborne, UPS, or Federal Express) a list of five proposed mediators in order of preference. The Person ranking highest on the two lists (measured by a total point system of 5 points for the first choice on each list, 4 points for the second choice on each list, etc.) shall be designated the mediator unless such Person refuses the designation, in which event the next highest ranking Person shall be designated the mediator. If no Person appears on both lists, or no Person who appears on both lists accepts the designation, and the parties cannot within five (5) additional days agree to a mediator, the parties shall each then designate a Person (“designee”) who shall together decide on and confirm appointment of the mediator. If the designees are unable to agree, the designees shall apply to the Center for Public Resources to appoint a mediator in accordance with its Model Procedure for Mediation of Business Disputes as then in effect. The Person so appointed (the “Mediator”) shall be compensated at an hourly rate (or an alternative compensation arrangement) to be agreed upon between the parties and the Mediator prior to appointment. The parties shall each pay one half the Mediator’s fee and expenses.

Each party shall prepare a written statement of the Dispute and its position, a summary of the prior negotiations, and a final proposal of settlement. Within fifteen (15) days of appointment of the Mediator, the parties shall submit such statement to the Mediator, together with such supporting or evidentiary materials or other matter as the parties deem appropriate to the Dispute. Concurrently, the parties shall deliver a copy of all submitted materials to the other party. Any further submissions shall be made only with the prior consent of the Mediator and all submissions shall be copies to the other party. No “discovery” or other proceeding shall be conducted except as directed by the Mediator. The Mediator may, at his option, hold hearings or conduct interviews, discussions, or negotiation sessions with any Person or entity, which he believes to be relevant to the Dispute. The Mediator may in his discretion conduct such interviews or discussions unilaterally or with the parties present. The Mediation shall be generally conducted in accordance with the Model Procedures for Mediation of Business Disputes as then in effect, or pursuant to such other procedures as the parties may agree. The parties shall endeavor to assist the Mediator in concluding the Mediation within a reasonable time, with a target of not later than thirty (30) days after initial submission of materials to the Mediator.

At any time, after the parties have engaged in reasonable mediation activity, the Mediator may declare the Mediation to be terminated, and either party may elect to terminate the Mediation at any time by giving notice to the other party and the Mediator, if the Dispute is not resolved within ninety (90) days after the appointment of the Mediator. If, upon termination of the Mediation, the Dispute remains unresolved, both parties shall reserve all rights to seek a judicial resolution of the Dispute in accordance with applicable law, except as otherwise restricted by this Agreement, and to receive their costs and reasonable attorneys fees in a prevailing action. The resolution of any Dispute shall not constitute an amendment to the Agreement or a waiver or modification of either party’s rights.

Section 26. Unenforceable Terms

In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provisions hereof. In such an event, this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held invalid, illegal or unenforceable, had never been contained herein.

Section 27. Governing Law and Construction

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia and the United States of America. Venue for any dispute arising hereunder shall be Prince Williams County, Virginia. The English language shall control any interpretation of terms. This Agreement shall be construed without regard to any presumption or any other rule requiring construction against the party who caused it to have been drafted. The headings of sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. Use of the words “herein”, “hereof”, “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 28. Other Agreements; Amendments, Miscellaneous

(1)	This Agreement represents the full and complete understanding and agreement of the parties and supersedes and cancels any prior agreements between the parties or their predecessors relating to Product, the Intellectual Property, the Deck Process or otherwise, other than in regard to previously executed agreements of confidentiality or similar restrictive covenants, which shall be interpreted in conduction with this Agreement to increase but in no event to limit the protections of this Agreement, in order to provide the strongest protection to the party seeking safekeeping of its proprietary and confidential information. This Agreement may be amended or nullified only by a writing executed by officers of both parties.

(2)	Except as may otherwise be required by law or regulation or by court or administrative agency order, the parties hereto agree that no press release or similar public announcements shall be made with respect to the proposed transactions unless the parties hereto have consented in writing to such disclosure, which consent shall not be unreasonably withheld.

(3)	Upon termination or expiration of this Agreement, the terms and conditions of this Agreement which by their reasonable construction are intended to survive termination or expiration of this Agreement shall, in such event, remain in effect, including but not limited to those pertaining to Universal’s covenants, representations and warranties to USA.

(4)	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this agreement by such party.

(5)	The parties did not engage the services of any broker for the procurement of this transaction. Each party hereto shall bear its own costs and expenses (including accounting costs and attorneys’ fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement or related documents.

(6)	Except as may otherwise be required by law or regulation or by court or administrative agency order, the parties hereto agree that no press release or similar public statements shall be made with respect to the proposed transactions unless the other party has consented to such disclosure, which consent shall not be unreasonably withheld.

Section 29. Effective Date

The Effective Date shall be on or before March 31, 2003, or such other date as mutually agreed to by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized representatives.

USA DECK, INC.		UNIVERSAL FOREST PRODUCTS, INC.

BY:	/s/ Daniel L. Betts	BY:	/s/ Matthew J. Missad

	Daniel L. Betts, President	NAME:	Matthew J. Missad
		TITLE:	Exec, VP
7DATE:	3/31/03	DATE:	3/31/03

EXHlBIT A

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